50061/12ML01!.DOC              6
                                                   Exhibit 4.2(c)

                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, made and entered into this       day of
, 1996, by and between ABERDEEN DEVELOPMENT CORPORATION, a South Dakota corporation with principal offices at 514.5 South Main Street, PO Box 1179, Aberdeen, South Dakota 57401, hereinafter called "LENDER", and APA OPTICS, INC., a Minnesota for profit corporation with principal offices at 2950 N.E. 84th Lane, Blaine, Minnesota 55449, hereinafter called "BORROWER",

                      W I T N E S S E T H:

     THAT IN CONSIDERATION OF THE COVENANTS AND CONDITIONS
HEREINAFTER CONTAINED IT IS HEREBY MUTUALLY AGREED AS FOLLOWS:

     1. That LENDER agrees to loan to BORROWER and BORROWER agrees to borrow funds from the Aberdeen Development Corporation pursuant to the terms and conditions of this Loan Agreement, the sum of $250,000.00 which shall be evidenced by APA OPTICS, INC. signing a Promissory Note in favor of the Aberdeen Development Corporation in the sum of $250,000.00 to be paid over twenty (20) years with no interest.

     Payment as follows:

     Years 1 and 2.  No payments.

     Years 3 through 20. Payments of $13,889.00 per year to begin on or before June 24, 1999 with like amount due and payable on or before June 24 each and every year thereafter for the years 1999 through 2016.

     Payments shall be made by BORROWER to LENDER at LENDER'S address hereinafter set forth.

     Borrower may prepay the obligation represented by this agreement at any time without any penalty whatsoever.

     Borrower will establish a budget for construction of facility and acquisition of equipment, etc. for that facility for an amount of $3,200,000.00. Borrower further covenants and agrees that for the first 24 months following execution of this Agreement it will provide Lender with an accounting reflecting expenditures made under budget from the proceeds provided by Lender to Borrower under this Agreement.

     2. Whenever and wherever time appears herein time shall be considered of the essence.

     3. For purpose of this agreement all notice or notices given shall be sent as follows:

     To LENDER:

     Aberdeen Development Corporation
     514.5 South Main Street
     PO Box 1179
     Aberdeen, SD  57402-1179

     To BORROWER:

     APA Optics, Inc.
     2950 N.E. 84th Lane
     Blaine, MN  55449

     4. The Borrower agrees with Lender and represents as follows:

     A. Borrower shall carry key man life insurance on Dr. Anil Jain, as principal officer, in an amount of $2,000,000.00 and shall give proof of the carrying of such coverage to Lender and, if requested, shall provide a duplicate or specimen policy and, similarly, Borrower shall give proof on an annual basis of the payment of premiums on said life insurance policy so long as this agreement and the debt represented thereby is outstanding.

     B.   Borrower represents its current senior management are:
          Jain, Khan, Olsen and Becker and that these individuals are management and any change in management for whatever reason shall result in Borrower being required to give notice to the that effect to Lender.

     C. Borrower covenants that as of the date of this agreement the company is free from any union representation and that as of the date of this agreement there is not active organizational campaign going on seeking representation for Borrower's employees.

     D. Borrower covenants that as of the date of this agreement the equipment both at its Blaine operation and at Aberdeen, or to be acquired for Aberdeen, will be provided by exhibit to this agreement and that current equipment as represented has not changed as to ownership or placement or location nor is any exhibited equipment subject to any lease with Borrower being the lessee thereof except for leases of equipment with an aggregate book value not in excess of $100,000.00. Borrower covenants further that if any or all of the equipment from either the Blaine, Minnesota plant or Aberdeen, South Dakota plant, at any time during the term of this agreement while said loan is in place and remains unpaid, is removed without the permission or consent of Lender that this will constitute a condition of default and Borrower may declare the full sum due and owing payable immediately. Provided, however, that Borrower may remove for resale or trade-in purposes equipment having for that purpose a value of $15,000.00 per transaction with the further understanding that in no event will Borrower remove property for resale or trade or for surplus or obsolescence having annually a total value of $75,000.00 while this Agreement is still in full force and effect.

     E. Borrower further covenants that as of the date of this agreement all tax obligations and liabilities on properties whether at Blaine, Minnesota or to be used in the Aberdeen, South Dakota project are current and paid and no deficiency or delinquency exists and that Borrower covenants and agrees that it will continue to keep all tax payments and liabilities, whether real property or personal property, paid and current so that the same are not in default and in the event of default acknowledges that Lender may make those payments and add any of those payments to the obligation under this agreement, shall add interest thereto and it shall become a continuing and ongoing obligation of Borrower until paid.

     F. Borrower covenants and agrees that it will maintain life insurance as previously in this agreement mentioned and will similarly carry general liability in the amounts as set forth in Certificate of Insurance exhibit attached to this agreement and as set forth as follows:

          General aggregate                  $1,000,000
          Products-comp aggregate            $1,000,000
          Personal and ADY injury            $1,000,000
          Each occurrence                   $1,000,000
          Fire damage (any one fire)         $100,000
          Medical expenses (any one person)  $5,000
          Automobile liability -
           combined single limit             $1,000,000
          Excess liability (each occurrence).          $3,000,000

          Borrower covenants and agrees that it will furnish proof of coverage and proof of payment so long as this agreement shall remain in full force and effect.

     G. Borrower covenants and agrees that it has a reporting obligation to Lender so long as the obligation under this agreement remains in effect to report as to the business condition and in addition agrees that it will provide to the observer, who will be an agreed party to represent the interest of Lender, all financial data and information reasonably sought by such observer and further covenants and agrees that information shall be prepared in accordance with accepted accounting standards consistent with FASBE regulations and shall no less frequently than quarterly provide a statement of operations of the business of APA OPTICS, INC. at both its Blaine, Minnesota and Aberdeen, South Dakota operations.

     H. Borrower covenants that so long as this agreement is outstanding or any debt represented thereby is still due and owing that it will indemnify and hold harmless Lender from any cause of action, claim or proceeding brought by any person, partnership, corporation or any entity whatsoever against Lender for any claim or demand arising out of the operation of APA OPTICS, INC., Blaine, Minnesota or Aberdeen, South Dakota, and further agrees to provide defense costs, including reasonable attorney's fees to Lender, by reason of it being involved in such litigation.

     I. In addition to this agreement Borrower covenants and agrees to execute appropriate security agreements covering only its equipment in the Blaine, Minnesota plant and its personal property in the ultimate Aberdeen, South Dakota facility, provided, however, that when Borrower's obligation to Lender for this Agreement, and for any and all other financial agreements cumulatively, has an unpaid balance of $250,000.00 plus the remaining balance on the $250,000.00 note from the Borrower to the Lender dated as of the date hereof, then Lender covenants and agrees to satisfy and cancel the security agreements then in place and outstanding.

     J. Borrower covenants and agrees that it will pay all costs, expenses and fees in connection with this and other loan agreements as relates to the Aberdeen, South Dakota project, which includes but is not necessary limited to recording fees, filing fees or other costs incurred by any public entity by reason of acknowledgment of any documentation or records supporting this loan environment.

     K. Borrower covenants and agrees that in the event of default of any of the warranties, representatives, conditions or covenants of Borrower that Lender at its sole option and discretion shall have the right to determine whether or not such default shall constitute significant default for the purpose of declaring the full sum due under this agreement immediately due and payable or whether to allow or permit Borrower to correct such default. Such action on the part of Borrower in any case shall be no later than 30 days from the date of the occurrence of such default.

     5. This agreement shall be governed by the laws of the state of South Dakota regardless of the residence, personal or corporate, of any of the parties to this agreement.

     6. This agreement may be executed in original and in one or more counterparts but shall constitute one and in the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed the day and year first above written.


                              ABERDEEN DEVELOPMENT CORPORATION


ATTEST                        By:   /s/ Rodney Fouberg
:
                                    Its President
/s/ James C. Barringer
Its Executive Vice                  LENDER
President

WITNESS:

/s/ Cheryl A. Olson
                              APA OPTICS, INC.

ATTEST                        By:   /s/ Anil K. Jain
:
                                    Dr. Anil Jain
/s/ Kenneth A. Olsen                Its President
Its Vice President
                                    BORROWER
WITNESS:

/S/ Randal J. Becker




Prepared by:
MALONEY & MALONEY
PO Box 755
Aberdeen, SD  57402-0755
605/229-2752